PROSPECTUS SUPPLEMENT NO. 1

$330,000,000

1.875% Convertible Subordinated Notes due 2011
Common Stock

        This prospectus supplement supplements the prospectus dated May 13, 2004 of Citadel Broadcasting Corporation relating to the sale by certain of our securityholders (including their permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $330,000,000 aggregate principal amount of notes and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

        The table of selling securityholders contained on pages 88-91 of the prospectus is hereby amended to add and/or correct the name and amount of securities beneficially owned by the entities who are named below as selling securityholders.

Name	Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding Prior to this Offering*	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Conversion Shares of Common Stock Offered(2)	Number of Shares of Common Stock Beneficially Owned After this Offering(3)
Aventis Pension Master Trust	$155,000	*	—	6,078	—
Calamos® Global Growth & Income Fund-Calamos® Investment Trust	730,000	*	—	28,627	—
Calamos® Convertible Fund-Calamos® Investment Trust	7,450,000	2.26%	—	292,157

*
Less than 1%

(1)
Shares in this column do not include shares of common stock listed in the column to the right, which are issuable upon conversion of the notes offered hereby.

(2)
The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 39.2157 shares per $1,000 principal amount of notes at maturity. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(3)
Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

        Investing in the notes involves risks. See "Risk Factors" beginning on page 12 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation of the contrary is a criminal offense.

        The date of this prospectus supplement is May 14, 2004.

Direct Line: 212.859.8164 Fax: 212.859.4000
May 14, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington D.C. 20549

Ladies and Gentlemen:

        On behalf of Citadel Broadcasting Corporation, a Delaware corporation (the "Company"), we are hereby transmitting in EDGAR format for filing, pursuant to Rule 424(b)(3) and (c) under the Securities Act of 1933, as amended, a prospectus supplement dated May 14, 2004 to the prospectus, dated May 13, 2004 to be used in connection with the sale by selling securityholders of the Company's 1.875% Convertible Subordinated Notes due 2011 ("Notes") and the common stock, par value $.01, issuable upon conversion of the Notes under the Company's Registration Statement on Form S-1 (file no. 333-115153).

        If you have any questions regarding the attached filing, please call the undersigned at (212) 859-8164.

Sincerely,
/s/ DAVID GOLAY David Golay

Enclosure

cc:	Randy L. Taylor Vice President—Finance and Secretary Citadel Broadcasting Corporation